EXHIBIT (a)(4)
                                                                   PRESS RELEASE
                                                                   FOR IMMEDIATE
                                                                         RELEASE



BellaVista Capital, Inc.
15700 Winchester Blvd
Los Gatos, California 950301
Tel   (650) 328-3060

                               September 29, 2008


Re:      The Company's Offer to Purchase at $1.75 per Share

The offer dated September August 14, 2008, by BellaVista Capital, Inc., a Maryland corporation (the "Company"), to purchase up to 750,000 shares of its Common Stock, par value $0.01 per share (the "Shares"), at a price of $1.75 per share, net to the seller in cash, without interest, has been amended. The Offer is amended to extend the Expiration Date to October 20, 2008. As of the date hereof, a total of 276,442 Shares have been tendered to the Company and not withdrawn.

For further information, contact:

Paul J. Derenthal
Derenthal & Dannhauser LLP
1999 Harrison Street, Suite 2650
Oakland, CA 96612
Telephone:  510-350-3070